Mail Stop 6010
Via Facsimile and U.S. Mail

                                                        May 17,
2006

Mr. Michael D. DiCandilo
Chief Financial Officer
AmerisourceBergen Corporation
1300 Morris Drive
Chesterbrook, PA 19087-5594

       Re:    AmerisourceBergen Corporation
              Form 10-K for September 30, 2004
              Form 10-Q for June 30, 2005
              File No. 1-16671

Dear Mr. DiCandilo:

         We have completed our review of your Form 10-K and have no further comments at this time.


                                                 Sincerely,


                                                 Jim B. Rosenberg
                                                 Senior Assistant
Chief
Accountant